Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 of Elecsys Corporation of our report dated July 28, 2010, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Elecsys Corporation for the year ended April 30, 2010.

Kansas City, Missouri
December 13, 2010